Exhibit 10.1

CAPACITY AND SERVICES AGREEMENT

By and Among

CLINTON GROUP, INC., IMATION CORP. AND GlassBridge Asset Management, LLC

February 2, 2017

CAPACITY AND SERVICES AGREEMENT, dated as of February 2, 2017, by and among:

CLINTON GROUP, INC., a Delaware corporation (the “Service Provider”);

IMATION CORP., a Delaware corporation (“Imation”); and

GlassBridge Asset Management, LLC, a Delaware limited liability company (“Imation RIA”).

WITNESSETH:

WHEREAS, Imation RIA intends to manage certain assets of Imation and certain assets of third party clients (“Imation Capital”); and

WHEREAS, Imation RIA desires to retain the Service Provider to provide certain services and investment capacity to Imation RIA, and the Service Provider desires to provide such services and investment capacity to Imation RIA, in accordance with the terms and conditions of the Transaction Documents (as defined below);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Service Provider, Imation and Imation RIA (the “Parties” and each a “Party”) agree as follows:

1.	DEFINITIONS.

In this Agreement, the following words and phrases shall have the following respective meanings, unless the context otherwise requires.

“Account” shall have the meaning set forth in Section 10.A.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Affiliate” shall mean as to any Person, any other Person, that controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Capacity and Services Agreement, dated as of February 2, 2017, by and among the Service Provider, Imation and Imation RIA.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capacity” shall have the meaning set forth in Section 3.B.

“Capacity Expansion” shall have the meaning set forth in Section 3.B.

“Capacity Extension” shall have the meaning set forth in Section 3.B.

“Capacity-Related Consultation Services” shall have the meaning set forth in Section 4.A.

“Clinton Fund” shall have the meaning set forth in Section 3.B.

“Clinton Indemnified Party” shall have the meaning set forth in Section 11.C.

“Common Stock” means (a) Imation’s shares of Common Stock, par value $0.01 per share, and (b) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

“Confidential Information” shall have the meaning set forth in Section 10.A.

“Designated Persons” shall have the meaning set forth in Section 10.B.

“Designee” means Madison Avenue Capital Holdings, Inc., a Delaware corporation and an Affiliate of the Service Provider.

“Disclosing Party” shall have the meaning set forth in Section 10.A.

“Governmental Authority” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, commissioner, bureau, tribunal, instrumentality, official, ministry, fund, foundation, center, organization, board, unit, body or Person and any court or other tribunal); or (d) regulatory or self-regulatory organization.

“Imation” shall have the meaning set forth in the preamble of this Agreement.

“Imation Board Approval” shall mean the approval of the board of directors of Imation, with any directors who are interested in this Agreement or the transactions contemplated hereby or otherwise in the matter being approved recusing themselves from the discussion and voting on such matter.

“Imation Capital” shall have the meaning set forth in the recitals to this Agreement.

“Imation Indemnified Party” shall have the meaning set forth in Section 11.D.

“Imation RIA” shall have the meaning set forth in the preamble of this Agreement.

“Imation RIA Launch-Related Services” shall have the meaning set forth in Section 4.B.

“Initial Closing Date” shall have the meaning set forth in the Subscription Agreement.

“Initial Term” shall have the meaning set forth in Section 3.B.

“Invested Equity” shall mean the aggregate gross asset value of the funds made available to the Service Provider by Imation and Imation RIA for discretionary management by the Service Provider, taking into account net capital appreciation and net capital depreciation thereon, and disregarding any leverage applied to such funds.

“Lien” means any mortgage, deed of trust, lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Losses” shall have the meaning set forth in Section 11.C.

“Party” and “Parties” shall have the meanings set forth in the recitals to this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity (including any governmental entity) organized under the laws of (or, in the case of individuals, resident in) any jurisdiction.

“Principal Market” means The New York Stock Exchange.

“Proceeding” shall mean an action, claim, suit, inquiry, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the applicable Party’s knowledge, threatened in writing.

“Registration Rights Agreement” means a Registration Rights Agreement between the Designee and Imation, in the form attached hereto as Exhibit A to the Subscription Agreement.

“Required Approvals” shall have the meaning set forth in Section 8.A.e.

“Revenue Share Transaction” shall have the meaning set forth in Section 6.

“SEC” shall mean the United States Securities and Exchange Commission.

“Service Provider” shall have the meaning set forth in the preamble of this Agreement.

“Services” means the Investment Management Services, the Capacity-Related Consultation Services and the Imation RIA Launch-Related Services.

“Subscription Agreement” means the subscription agreement between the Service Provider and Imation dated as of November 22, 2016, as amended by Amendment No. 1 to the Subscription Agreement, dated as of January 9, 2017 and any subsequent amendment thereto in accordance with its terms.

“Subsidiary” means any joint venture or entity in which Imation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

“Transaction Documents” means this Agreement, the Subscription Agreement, the Registration Rights Agreement and any other documents, certificates or agreements executed or delivered in connection with the transactions contemplated hereby and thereby, including without limitation any further agreements entered into between the Service Provider and Imation RIA pursuant to which Invested Equity is invested in accordance with this Agreement.

2.	APPOINTMENT OF SERVICE PROVIDER; GOVERNANCE AND MANAGEMENT OF IMATION RIA.

A.	Appointment of Service Provider. Imation RIA hereby appoints the Service Provider to provide the Services and the Capacity to Imation RIA, and the Service Provider hereby agrees to provide the Services and the Capacity to Imation RIA, in accordance with this Agreement.

B.	Imation RIA Governance and Management. Upon the Initial Closing Date, Imation RIA’s initial board of directors will be comprised of Joseph De Perio, Daniel Strauss, Donald H. Putnam, Alex Spiro and one additional or substitute director, as shall be mutually agreed upon by the Parties in a separate writing. The Service Provider shall, upon request from Imation RIA, provide reasonable assistance and consultation to Imation RIA regarding the selection and retention of the executive management team for Imation RIA. For the avoidance of doubt, Imation RIA will determine the leverage and underlying strategies in which the Imation Capital is invested, and will have complete discretion over how the Imation Capital will be invested and the structure in which it will be held, provided that the provision of Investment Management Services by the Service Provider shall be subject to the terms of this Agreement, including without limitation Section 3A. The Imation Capital, including the Invested Equity, may be held in one or more private investment funds or similar investment vehicles managed by Imation RIA and/or one or more separately managed accounts managed by Imation RIA. The Imation Capital may utilize a single investment strategy or a combination of investment strategies.

3.	INVESTMENT MANAGEMENT SERVICES; CAPACITY

A.	Investment Management Services. During the Term, Imation RIA may place under the Service Provider’s management from time to time, subject at all times to the supervision of the Service Provider, the Invested Equity which shall be held in a private investment fund or a similar investment vehicle sponsored by Imation RIA or a managed account established by Imation RIA, subject to the terms of this Agreement, with terms not specified in this Agreement to be as mutually agreed in writing by the Parties. The services provided by the Service Provider with respect to such Invested Equity pursuant to this Agreement are referred to herein as the “Investment Management Services.”

If and to the extent Imation RIA requests the Service Provider to provide Investment Management Services for Invested Equity, the Service Provider shall, subject to the supervision of Imation RIA, manage such Invested Equity, on a discretionary basis, using the Service Provider’s quantitative equity strategy, split evenly between long and short, with a leverage ratio not to exceed 5X per side, unless otherwise approved by the Service Provider and Imation RIA in writing (subject to Imation Board Approval).

Imation RIA shall give the Service Provider at least 45 days’ prior written notice of the date that it first allocates Invested Equity to the Service Provider so that the Service Provider may attend to the necessary arrangements to manage the Invested Equity. Imation RIA shall give the Service Provider prior written notice of all additional contributions of Invested Equity to the Service Provider’s management.

The Service Provider agrees that it shall not knowingly accept any investments in any investment vehicle or account managed by the Service Provider or any of its Affiliates directly from Imation RIA’s third party clients with whom the Service Provider does not have a pre-existing relationship, without the prior written consent of Imation RIA.

At all times during the Term, the Service Provider shall maintain sufficient personnel and facilities to perform its obligations under this agreement in accordance with industry standards.

B.	Capacity. Subject to the exceptions set forth below in this paragraph, the Invested Equity shall not exceed $1 billion in the aggregate (the “Capacity”). For the avoidance of doubt, Imation’s current investment in Clinton Lighthouse Equity Strategies Fund (Offshore), Ltd. (the “Clinton Fund”), as the amount of such investment is adjusted to reflect net profits, losses, redemptions and subscriptions, counts towards Imation’s and Imation RIA’s usage of the Capacity.

Imation RIA shall be permitted to cause the Invested Equity to exceed the Capacity by any amount up to an additional $500 million for a maximum Capacity of up to $1.5 billion upon Imation Board Approval and at least 45 days prior written notice to the Service Provider (the “Capacity Expansion”). The Capacity rights shall survive for up to five years from the Initial Closing Date (the “Initial Term”); provided that Imation RIA will have the option to extend the Capacity for two subsequent one-year periods upon Imation Board Approval and at least 45 days’ prior written notice to the Service Provider (individually, each a “Capacity Extension,” collectively, the “Capacity Extensions”; the Initial Term and the Capacity Extensions, to the extent triggered, are collectively referred to as the “Term”).

In the event that the Invested Equity (for the avoidance of doubt, including returns from such investment) must be reduced in order to avoid exceeding the Capacity, (i) Imation’s assets will be withdrawn before the capital of Imation RIA’s third party investors is withdrawn, (ii) the Service Provider shall identify and offer capacity in other strategies managed by the Service Provider at commercially reasonable rates no greater than would be charged another client of Service Provider having the same amount invested as such excess, and (iii) at the election of Imation RIA, its third party clients may continue to invest with the Service Provider such that the Capacity is exceeded, provided only that such excess capacity shall be provided by the Service Provider as needed on commercially reasonable terms at no greater fees and performance compensation than would be charged to another client of the Service Provider having the same amount invested as such excess.

The calculation of the amount of Capacity utilized shall be based on the fair value of the Invested Equity, as calculated by a nationally recognized third-party fund administrator (“Administrator”), in consultation with the Service Provider, and in accordance with the Service Provider’s valuation policies and U.S. generally accepted accounting principles, as issued and amended from time to time. For the avoidance of doubt, the Administrator shall be a third-party service provider to Imation RIA. Imation RIA shall have the right to review (i) the Service Provider’s valuation policies and/or (ii) the valuation of any specific investment. The Service Provider will provide Imation RIA with a written estimate of the amount of Capacity utilized based on the Administrator’s valuation of Invested Equity on a monthly basis, as soon as reasonably practicable following its receipt of the Administrator’s calculation of fair value of the Invested Equity.

4.	SCOPE OF SERVICES.

A.	Capacity-Related Consultation Services. During the Term and for a 3-month transition period thereafter, upon the request of Imation RIA, the Service Provider will consult with Imation RIA regarding operational, management and other matters relating to the enumerated responsibilities of Imation RIA set forth in this Section 4.A, solely to the extent that the following directly relate to Imation RIA’s use of the Capacity. Imation RIA and its third party service providers shall in all cases, remain solely responsible for the following: (i) account reconciliation, (ii) P&L reporting, (iii) position monitoring, (iv) cash management, (v) collateral management, (vi) liaising with the administrator, counsel and auditor engaged by Imation RIA, (vii) fund formation documentation, (viii) regulatory filing assistance, (ix) IT support and maintenance and (x) investor relations (such services, the “Capacity-Related Consultation Services”). For the avoidance of doubt, the Service Provider shall have no responsibility for the management, compliance, operation and administration of Imation RIA.

B.	Imation RIA Launch-Related Services. Upon the request of Imation RIA, the Service Provider will consult with Imation RIA regarding Imation RIA’s management and compliance functions for up to one year commencing no later than 90 days from the date hereof (such services, the “Imation RIA Launch-Related Services”), provided that Imation RIA shall remain solely responsible for such functions.

C.	Meetings with Imation RIA. During the Term, at the request of Imation RIA, the Service Provider shall make one of its representatives available to address questions that Imation RIA may have regarding the Service Provider’s obligations with respect to the Capacity and/or the Services.

D.	Provision of Information. The Service Provider shall furnish such reports, evaluations, certifications, financial statements, information or analyses to Imation RIA with respect to the Invested Equity as Imation RIA and the Service Provider may agree following Imation RIA’s request from time to time. For the avoidance of doubt, the Service Provider is not obligated to provide Imation RIA with any information with respect to any discretionary investment funds or accounts managed by the Service Provider or its Affiliates (whether discretionary or non-discretionary) of the Service Provider’s other individual or institutional clients. Imation RIA acknowledges and agrees that the Service Provider shall provide the types of information described above to Imation RIA only to the extent that such provision does not conflict with confidentiality agreements, confidentiality considerations or privacy requirements.

E.	No Legal Advice. The Parties (i) agree that the Services provided by the Service Provider pursuant to this Agreement shall not constitute legal advice, and (ii) acknowledge that Imation RIA shall consult with its legal, tax or other advisors, as deemed necessary in its discretion.

F.	Exclusivity. During the Initial Term (and any Capacity Extension) the Service Provider will not provide opportunities or services substantially similar to the Capacity-Related Consultation Services (regardless of pricing) to any other publicly traded or quoted entity, or any Affiliate thereof.

5.	COMPENSATION AND EXPENSES.

A.	Compensation.

As consideration for the Capacity and the Services, the Parties shall enter into, and perform their respective obligations set forth in, the other Transaction Documents, which obligations include the obligation for Imation to make the following payments:

(i)	Imation shall issue to the Designee 12,500,000 shares of Common Stock (as adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction occurring after the date hereof) on the Initial Closing Date, pursuant to, and subject to the terms and conditions of, the Subscription Agreement.

(ii)	If Imation RIA triggers the Capacity Expansion, Imation shall issue to the Designee 2,500,000 shares of Common Stock (as adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction occurring after the date hereof) within 10 Business Days of receipt of an invoice from the Service Provider, pursuant to, and subject to the terms and conditions of, the Subscription Agreement.

(iii)	If Imation RIA triggers the first Capacity Extension, Imation shall pay the Service Provider $1.75 million for the first Capacity Extension ($2.5 million if Imation RIA has previously opted for the Capacity Expansion) within 10 Business Days of receipt of an invoice from the Service Provider. Further, if Imation RIA triggers the second Capacity Extension, Imation shall pay the Service Provider an additional $1.75 million for the first Capacity Extension ($2.5 million if Imation RIA has previously opted for the Capacity Expansion) within 10 Business Days of receipt of an invoice from the Service Provider.

B.	No Other Fees. Except as provided in Section 5.A., none of the Service Provider or its Affiliates shall be entitled to any asset-based fee, performance-based fee or any other fee or form of compensation, payable in cash or Common Stock, from Imation, Imation RIA or their Affiliates, for its provision of the Capacity and the Services, nor shall the Invested Equity be subject to any asset-based fee, performance-based fee/allocation or any other fee payable or allocable to the Service Provider or its Affiliate(s) from the Clinton Fund. Nothing in this Agreement shall be construed as prohibiting any Party from pursuing any remedies available at law or in equity for breach or threatened breach, including the recovery of damages.

C.	Expenses. Each of the Parties shall pay its own legal and other expenses relating to the negotiation and execution of this Agreement. The Service Provider shall bear its own operating and overhead expenses, including any expenses attributable to the Capacity and Services provided hereunder (such as salaries, bonuses, rent, office, utilities and administrative expenses, depreciation and amortization, and auditing expenses), and Imation RIA shall not be responsible for such expenses. Except to the extent constituting operating and overhead expenses of the Service Provider, Imation RIA will be responsible for, and will promptly reimburse the Service Provider for, the following reasonable third-party direct expenses borne by the Service Provider attributable to its performance of the Services and provision of the Capacity: legal, marketing, administrative and accounting costs and expenses and research costs and expenses excluding data.

6.	[RESERVED]

7.	TERM AND TERMINATION.

A.	This Agreement shall commence as of the date hereof and, subject to the rights of the Parties to terminate this Agreement as set forth below, shall remain in full force and effect until the termination of the Term; provided that Sections 10 through 14 and 18 through 20 hereof shall survive any termination of this Agreement, including any termination contemplated under Sections 7.B and 7.C below.

B.	Notwithstanding Section 7.A above, Imation and Imation RIA may terminate this Agreement at any time upon 30 days prior written notice to the Service Provider upon the occurrence of any of the following events: (i) if the Service Provider’s registration as an investment adviser with the SEC is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (ii) if the Service Provider sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, all or a substantial portion of its trading systems or methods, or its goodwill, to any individual or entity that is not an Affiliate of the Service Provider; (iii) if the Service Provider fails in a material manner to perform any of its obligations under this Agreement or the other Transaction Documents and, after being given written notice thereof by Imation RIA, fails to cure such breach within 30 days of such notice, (iv) if the Service Provider engages in any act of fraud or embezzlement in connection with the Services; (v) the Service Provider’s gross negligence or willful misconduct in connection with the Services; or (vi) the Service Provider makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee, or assignee in bankruptcy or in insolvency; provided that in the event that Imation and Imation RIA terminate this Agreement in accordance with clause (i) or clause (vi) of this paragraph, the Service Provider shall promptly pay to Imation, in cash by wire transfer of immediately available funds pursuant to wire instructions delivered by Imation in writing to the Service Provider, an amount equal to $2,000,000.

C.	Notwithstanding Section 7.A above, the Service Provider may terminate this Agreement at any time upon reasonable prior written notice to Imation RIA upon the occurrence of any of the following events: (i) a breach of Section 8.A.g or 8.A.h; (ii) if, at such time when Imation RIA is required under applicable state law or the Advisers Act to be registered as an investment adviser, Imation RIA is not so registered or, if after and during such time when Imation RIA is required to be registered as an investment adviser, Imation RIA’s registration with the applicable state securities authority or the SEC is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (iii) if Imation RIA sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, all or a substantial portion of its trading systems or methods, or its goodwill, to any individual or entity that is not an Affiliate of Imation; (iv) if Imation or Imation RIA fails in a material manner to perform any of its obligations under the Transaction Documents and, after being given written notice thereof by the Service Provider, fails to cure such breach within 30 days of such notice; or (v) Imation or Imation RIA makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee, or assignee in bankruptcy or in insolvency.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

A.     Each of Imation and Imation RIA, as set forth below, hereby represents, warrants and covenants to the Service Provider that:

(a)	Imation RIA (i) has the sole discretion and responsibility to direct the allocation of the Invested Equity, and (ii) has received a copy of the Service Provider’s Form ADV Part 2 prior to its execution of this Agreement.

(b)	Imation RIA has the sole responsibility for all aspects of its business, including management, compliance, operation and administration, and has retained the Service Provider to provide it with the Services as set forth herein.

(c)	Each of Imation and Imation RIA has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its respective obligations hereunder and thereunder. Other than the Required Approvals, as defined below, the execution and delivery by Imation and Imation RIA of this Agreement and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of Imation and Imation RIA, and no further consent or action is required by Imation or its board of directors. This Agreement has been duly executed by, and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of, Imation and Imation RIA, enforceable against Imation and Imation RIA, in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(d)	The execution, delivery and performance of this Agreement by Imation and Imation RIA and the consummation by Imation and Imation RIA of the transactions contemplated hereby, do not and will not (i) conflict with or violate any provision of Imation’s or Imation RIA’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which Imation or Imation RIA is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which Imation or Imation RIA is subject (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market); except in the case of clause (ii) or (iii) above, as would not, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Imation or Imation RIA to perform fully on a timely basis its obligations under this Agreement.

(e)	Neither Imation nor Imation RIA is required to obtain any consent, waiver, authorization, permit or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Imation and Imation RIA of this Agreement, other than any filings required in connection with Imation RIA’s registration with the SEC or any state securities authority as a registered investment adviser, such filings with the SEC and pursuant to state securities laws as may be required in the determination of its counsel and other than any filings that may be required under the Registration Rights Agreement (collectively, the “Required Approvals”). All Required Approvals have been obtained or effected timely, and neither Imation nor Imation RIA are aware of any facts or circumstances which might prevent Imation or Imation RIA from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. Imation RIA is registered as an investment adviser to the extent required by applicable state law and the Advisers Act and shall remain so registered throughout the Term.

(f)	To the best of Imation’s and Imation RIA’s knowledge, there has not been and there is not pending any Proceeding to which Imation or Imation RIA is or was a party, or to which any of the assets of Imation or Imation RIA are or were subject and which resulted in or would reasonably be expected to result in a material adverse effect on the condition, financial or otherwise, or business of Imation or Imation RIA.

(g)	The conduct of the business of Imation RIA, its investment advisory affiliates, and the vehicles and accounts managed by Imation RIA, complies, and shall at all times comply, with applicable law, except where the failure to so comply would not reasonably be expect to have a material adverse effect on the Service Provider, Imation RIA, its investment advisory affiliates, or the vehicles or accounts managed by Imation RIA.

(h)	Each of Imation and Imation RIA shall inform the Service Provider promptly as soon as Imation or Imation RIA is notified that it has become subject to a Proceeding materially affecting (or which may, with the passage of time, materially affect) the business of Imation or Imation RIA.

(i)	Imation RIA represents, warrants and covenants that the Invested Equity shall not, and, for the duration of this Agreement, such Invested Equity will not constitute “plan assets” for the purpose of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated thereunder, without the prior written consent of the Service Provider.

(j)	Imation RIA represents, warrants and covenants that the Invested Equity shall not, and, for the duration of this Agreement, such Invested Equity will not constitute assets of an investment company registered under the U.S. Investment Company Act of 1940, as amended, without the prior written consent of the Service Provider.

(k)	Each of Imation and Imation RIA understands that the representations, warranties, agreements, undertakings and acknowledgments made by Imation and Imation RIA in this Agreement shall be relied upon by the Service Provider for its compliance with various securities laws. If this Agreement or the Services contemplated herein gives rise to any compliance obligations for the Service Provider other than its requirement to be a registered investment adviser, each of Imation and Imation RIA shall upon reasonable request by the Service Provider cooperate with the Service Provider to address and resolve any such issues in good faith.

(l)	Each of Imation and Imation RIA shall inform the Service Provider promptly if Imation, Imation RIA or any of their respective officers becomes aware of any change in the foregoing representations, warranties and covenants, or of any material breach of this Agreement by Imation.

B. The Service Provider hereby represents, warrants and covenants to Imation and Imation RIA that:

(a)	The Service Provider is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Service Provider of this Agreement and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Service Provider. This Agreement has been duly executed by the Service Provider, and, when delivered by the Service Provider in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Service Provider, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(b)	The execution, delivery and performance of this Agreement by the Service Provider and the consummation by the Service Provider of the transactions contemplated hereby does not and will not (i) conflict with or violate any provision of the Service Provider’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Service Provider is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Service Provider is subject (including, without limitation, foreign, federal and state securities laws and regulations); except in the case of clause (ii) or (iii) above, as would not, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Service Provider to perform its obligations thereunder.

(c)	The Service Provider (i) has all federal, state and foreign governmental, regulatory and exchange licenses, approvals and memberships and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to perform its obligations under this Agreement and to at all times comply in all respects with all applicable laws, rules and regulations, and (ii) shall maintain all such registrations, licenses, approvals and memberships to the extent that the failure to so comply would have a materially adverse effect on the Service Provider’s ability to act as described herein.

(d)	To the best of the Service Provider’s knowledge, there has not been and there is not pending any Proceeding to which the Service Provider is or was a party, or to which any of the assets of the Service Provider are or were subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Service Provider.

(e)	The Service Provider shall inform Imation and Imation RIA promptly as soon as the Service Provider is notified that it has become subject to a Proceeding materially affecting (or which may, with the passage of time, materially affect) the business of the Service Provider.

(f)	The Service Provider understands that the representations, warranties, agreements, undertakings and acknowledgments made by the Service Provider in this Agreement shall be relied upon by Imation and Imation RIA for their compliance with various securities laws.

(g)	The Service Provider shall inform Imation or Imation RIA promptly if the Service Provider or any of its officers becomes aware of any change in the foregoing representations, warranties and covenants, or of any material breach of this Agreement by the Service Provider.

9.	INDEPENDENT CONTRACTOR.

For all purposes of this Agreement, the Service Provider shall be an independent contractor and not an employee or dependent agent of Imation RIA; nor shall anything herein be construed as making Imation RIA a partner or co-venturer with the Service Provider or any of its Affiliates or clients. Except as expressly provided in this Agreement, the Service Provider shall have no authority to bind, obligate or represent Imation RIA.

10.	CONFIDENTIALITY AND DATA PROTECTION.

A.	Each Party covenants that, subject to the proviso at the end of this sentence, during the effectiveness of this Agreement and for two (2) years following the termination of this Agreement in accordance with its terms, it will (a) hold in strictest confidence non-public and proprietary information, whether written, oral or otherwise, recorded and transmitted by any means, relating to this Agreement or received by a Party from the Disclosing Party (as defined below) or its Affiliates (whether or not marked as confidential), including, without limitation, the terms hereof; trade secrets of the Disclosing Party; software of the Disclosing Party; proprietary technology of the Disclosing Party; information relating to historical and current performance, investments, processes, procedures, clients, investors, trading positions, models, financial and investment strategies, and other activities of the Disclosing Party or its Affiliates and any accounts or vehicles managed by any Disclosing Party (each, an “Account”); the terms and structure of each Account; the clients of or Accounts managed by any Disclosing Party or its Affiliates; organizational, financial, accounting, operational or other information relating to the Disclosing Party or its Affiliates or its Accounts and their respective directors, officers, members, partners, shareholders, affiliates, employees, agents, representatives or service providers; information relating to transactions hereunder considered and/or effected by either Party; the business, policies, and plans of Imation and/or the Service Provider, and any other aspects of the Parties’ performance or compensation under this Agreement (“Confidential Information”), whether received prior or subsequent to the execution of this Agreement; (b) exercise reasonable care to safeguard the confidentiality of the Confidential Information under all circumstances; (c) not disclose Confidential Information to any third party without the express written consent of the Party that initially disclosed the same (“Disclosing Party”); (d) not use the Confidential Information for any purpose other than to fulfill its obligations pursuant to this Agreement or, with respect to Imation or any of its Designated Persons (as defined below), for evaluation or investment purposes, and (e) not use the Disclosing Party’s Confidential Information to copy or reverse engineer, or attempt to derive the composition or underlying information or structure of the Disclosing Party; provided, that the restriction set forth in this clause (e) shall survive the termination of this Agreement indefinitely. Notwithstanding the foregoing, “Confidential Information” does not include any information which: (i) is in the public domain at the time of disclosure or becomes available thereafter to the public without restriction, and in either case not as a result of the act or omission of the receiving party; (ii) is rightfully obtained by the receiving party from a third party without restriction as to disclosure pursuant to applicable law or written agreement; (iii) is lawfully in the possession of the receiving party at the time of disclosure by the Disclosing Party and not otherwise subject to restriction on disclosure by written agreement; (iv) is approved for disclosure by prior written authorization of the Disclosing Party; or (v) is demonstrated by the receiving party to have been previously developed independently and separately by the receiving party without use of the Disclosing Party’s Confidential Information.

B.	Each Party agrees to restrict the disclosure of Confidential Information to its partners, directors, officers, employees, representatives, advisors or service providers that (a) “need to know” and (b) have an employment, contractual or professional duty to keep Confidential Information confidential (collectively the “Designated Persons”) and to cause the Designated Persons to hold Confidential Information in strictest confidence. Each Party shall be responsible for any breach of this Section 10 by any of its Designated Persons.

C.	When disclosure of Confidential Information of the Disclosing Party is required by law (including legal process), governmental regulation (including, without limitation, any applicable securities exchange regulations), any self-regulatory, regulatory or taxing authority having jurisdiction over either Party, the receiving party required to disclose such Confidential Information shall, to the extent permitted by law or regulation, promptly give the Disclosing Party notice of such requirements and, to the extent reasonable under the circumstances and permitted by law or regulation, (i) consult with the Disclosing Party in advance of disclosure as to the form, nature, and purpose of such disclosure, (ii) only disclose such Confidential Information as is required to be disclosed by applicable laws, (iii) to the extent permissible, request to restrict the further disclosure of the Confidential Information required to be disclosed, and (iv) cooperate in any legal action initiated by the Disclosing Party, provided that such cooperation shall not be unduly burdensome, to seek a protective order to prevent such disclosure.

D.	Each Party shall only use the other Parties’ names, in any written materials or oral discussion (in connection with the Invested Equity or this Agreement) with the other Parties’ prior written consent, which shall not be unreasonably withheld, save for the documentation or other communications which are for the other Parties’ internal purposes only, unless required for legal or regulatory reasons, or required by the other Party’s advisors and/or service providers in order to render service to such Party.

11.	SCOPE OF LIABILITY; INDEMNIFICATION.

A.	No Clinton Indemnified Party (as defined in Section 11.C below) shall be liable, responsible or accountable in damages or otherwise to Imation or its shareholders for any action taken or failure to act on behalf of Imation within the scope of the Services to be provided by the Service Provider pursuant to this Agreement, unless such action or omission was performed or omitted fraudulently, or constituted willful misconduct or gross negligence.

B.	No Imation Indemnified Party (as defined in Section 11.D below) shall be liable, responsible or accountable in damages or otherwise to the Service Provider or its Affiliates for any action taken or failure to act pursuant to this Agreement, unless such action or omission was performed or omitted fraudulently, or constituted willful misconduct or gross negligence.

C.	Imation will, to the maximum extent permitted under applicable law, indemnify and hold harmless the Service Provider, any Person controlling, controlled by or under common control with the Service Provider or any of its Affiliates and each of their respective members, partners, principals, managers, officers, employees, agents, consultants and the legal representatives of any of them (each, a “Clinton Indemnified Party”), from and against any loss or expense suffered or sustained by a Clinton Indemnified Party arising out of the Services and/or Capacity provided hereunder, including, without limitation, any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened Proceeding (collectively, “Losses”), provided that such Losses did not result from the fraud, gross negligence or willful misconduct of a Clinton Indemnified Party. Clinton Indemnified Parties will be indemnified with respect to gross negligence, dishonesty or bad faith of any broker or agent of such Clinton Indemnified Party, provided that such broker or agent was selected, engaged or retained by such Clinton Indemnified Party in good faith. Imation will advance to any Clinton Indemnified Party attorneys’ fees and other costs and expenses incurred in connection with the defense of any Proceeding for which such Clinton Indemnified Party is entitled to be indemnified by Imation pursuant to this Agreement; provided, that it receive a written acknowledgement in form and substance reasonably acceptable to Imation that such Clinton Indemnified Party shall promptly repay to Imation the amount of any such advance paid to it if it shall be determined by a court order that such Clinton Indemnified Party was not entitled to be indemnified by Imation in connection with such action or proceeding. The Clinton Indemnified Parties may consult with counsel and accountants in respect of the services provided to Imation hereunder, and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants, provided that they will have been selected in good faith. The foregoing provisions will survive the termination of this Agreement.

D.	The Service Provider will, to the maximum extent permitted under applicable law, indemnify and hold harmless Imation, Imation RIA, their Affiliates and each of their respective members, partners, principals, managers, officers, employees, agents, consultants and the legal representatives of any of them (each, an “Imation Indemnified Party”), from and against any Losses suffered or sustained by an Imation Indemnified Party arising out of the fraud, gross negligence or willful misconduct of a Clinton Indemnified Party. The Service Provider and/or its Affiliate(s) will advance to any Imation Indemnified Party attorneys’ fees and other costs and expenses incurred in connection with the defense of any Proceeding for which such Imation Indemnified Party is entitled to be indemnified by the Service Provider pursuant to this Agreement; provided, that they/it receive a written acknowledgement in form and substance reasonably acceptable to the Service Provider and/or its Affiliate(s) that such Imation Indemnified Party shall promptly repay to the Service Provider and/or its Affiliate(s) the amount of any such advance paid to it if it shall be determined by a court order that such Imation Indemnified Party was not entitled to be indemnified by the Service Provider in connection with such Proceeding. The Imation Indemnified Parties may consult with counsel and accountants in respect of its obligations under this Agreement, and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants, provided that they will have been selected in good faith. The foregoing provisions will survive the termination of this Agreement.

E.	Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 will not be construed so as to provide for the indemnification of any Clinton Indemnified Party or any Imation Indemnified Party for any liability (including liability under U.S. Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but will be construed so as to effectuate the foregoing provisions to the fullest extent permitted by law.

12.	ENTIRE AGREEMENT; AMENDMENTS.

This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Service Provider, Imation, Imation RIA, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein. There are no representations, promises, warranties or undertakings, other than as set forth or referred to herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by Imation, Imation RIA and the Service Provider, and any amendment to this Agreement made in conformity with the provisions of this Section 12 shall be binding on the Service Provider. No provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought. Neither Imation nor Imation RIA has, directly or indirectly, made any agreements with the Service Provider relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of Imation and the Imation RIA confirms that, except as set forth in the Transaction Documents, the Service Provider has not made any commitment or promise or has any other obligation to Imation or the Imation RIA. The only duties and obligations of the Parties are as specifically set forth in the Transaction Documents, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration (other than the reimbursement of legal fees) also is offered to all of the Parties to the Transaction Documents.

13.	ASSIGNMENT.

The rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other Party hereto and any attempted assignment, transfer or delegation thereof without such consent shall be void; provided, that a Party will not unreasonably withhold consent for an assignment by a Party to its Affiliate. For purposes of this Section 13, with respect to the Service Provider, the term “assignment” shall have the meaning defined in Section 202(a)(1) of the Advisers Act.

14.	NOTICES.

Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 14 prior to 6:30 p.m. (New York City time) on a Trading Day (as defined in the Subscription Agreement), (b) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Agreement later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (c) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, specifying next Business Day delivery or (d) upon actual receipt by the Party to whom such notice is required to be given if delivered by hand, in each case properly addressed to the Party to receive the same. The address for such notices and communications shall be as follows:

If to Imation:	Imation Corp.
1099 Helmo Avenue N, Suite 250
Oakdale, Minnesota 55128
Telephone: (651) 340-8062
Attention: Tavis Morello, General Counsel
Email: tmorello@imation.com

If to Imation RIA:	GlassBridge Asset Management, LLC
1099 Helmo Avenue N, Suite 250
Oakdale, Minnesota 55128
Telephone: (651) 340-8062
Attention: Tavis Morello, General Counsel
Email: tmorello@imation.com

With copies (for information purposes		Winston & Strawn LLP
only) to:		200 Park Avenue
New York, New York 10166-4193
Telephone: (212) 294-5336
Facsimile: (212) 294-4700
Attention: Joel L. Rubinstein, Esq.
Email: jrubinstein@winston.com

Weinberg Zareh & Geyerhahn LLP
45 Rockefeller Plaza, Suite 2000
New York, New York 10111
Attention: Seth B. Weinberg, Esq.
Email: seth@wzgllp.com

If to the Service Provider:		Clinton Group, Inc.
510 Madison Ave., 9th Floor
New York, New York 10022
Attention: George Hall
Daniel Strauss
Telephone: (212) 825-0400
Facsimile: (646) 346-5650
E-mail: geh@clinton.com
dstrauss@clinton.com

With a copy (for information purposes		Schulte Roth & Zabel LLP
only) to:		919 Third Avenue
New York, NY 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention: David Efron, Esq.
Eleazer Klein, Esq.
	Email:	david.efron@srz.com
eleazer.klein@srz.com

 , or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party two (2) days prior to the effectiveness of such change in accordance with this Section 14. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission, or (iii) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b), (c) or (d) above, respectively.

15.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) filed of an executed signature page, such signature page shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature page were an original thereof.

16.	NO IMPLIED REPRESENTATIONS OR WARRANTIES.

The Service Provider makes no representations or warranties as to the sufficiency of the Capacity or the Services or its investment policies and procedures or their suitability for any particular purpose which Imation may have. No express or implied warranty or representation is given by the Service Provider as to the performance or profitability of any particular investments or other property forming part of, or constituting the Invested Equity or any other investments of Imation with the Service Provider. It is possible that Imation may incur losses at any time with respect to assets invested with the Service Provider. Imation makes no implied representations or warranties except for those expressly provided herein.

17.	DISCLOSURE OF CONFLICT OF INTERESTS.

Imation acknowledges that the Service Provider may engage, invest and participate in, and otherwise enter into, other business ventures of any kind, nature and description with others, and Imation agrees that no additional disclosure shall be required in that regard, except as may be required by law. The Service Provider and its Affiliates and any of their respective members, partners, officers, employees shall devote so much of their time to the provision of Services hereunder as in the judgment of the Service Provider the provision of such Services shall reasonably require, and none of the Service Provider or its Affiliates shall be obligated to do or perform any act or thing in connection with this Agreement not expressly set forth herein. Nothing herein contained in this Section 17 shall be deemed to preclude the Service Provider or its Affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities and instruments for the account of any such other business, for their own accounts, for any of their family members or for other clients. Persons associated with the Service Provider or its Affiliates have an ownership interest in Imation as well as Accounts managed by the Service Provider. Furthermore, certain Affiliates of the Service Provider may have greater financial interest in the performance of such other Accounts than the performance of the Invested Equity. Imation shall not have any right to participate in any manner in any profits or income earned or derived by or accruing to the Service Provider or any Affiliate thereof from the conduct of any business or from any transaction in securities or instruments effected by the Service Provider or such Affiliate for any Account.

18.	CONSTRUCTION.

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. The Parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

19.	NO THIRD-PARTY BENEFICIARIES.

This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that (i) each Clinton Indemnified Party and each Imation Indemnified Party is an intended third party beneficiary of the indemnification provisions hereof and may enforce such provisions directly against the Parties with obligations thereunder and (ii) the Designee is an intended third party beneficiary of the compensation provisions of this Agreement.

20.	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CLINTON GROUP, INC.

By:	/s/ George Hall
Name:	George Hall
Title:	Chief Executive Officer

IMATION CORP.

By:	/s/ Danny Zheng
Name:	Danny Zheng
Title:	Chief Financial Officer

GLASSBRIDGE ASSET MANAGEMENT, LLC

By:	/s/ Tavis J. Morello
Name:	Tavis J. Morello
Title:	General Counsel

[Signature Page to Capacity and Services Agreement]